INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made as of this 1st day of May, 1996, by and between VANGUARD FIXED INCOME SECURITIES FUND, INC., a Maryland corporation (the "Fund") and WELLINGTON MANAGEMENT COMPANY, a Massachusetts Partnership (the "Adviser").

     WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, offering several diversified investment Portfolios, each having its own objectives and policies; and

     WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund's GNMA Portfolio, Long-Term Corporate Portfolio, High Yield Corporate Portfolio and such other Portfolios as may hereafter be offered by the Fund and assigned to the Adviser, and the Adviser is willing to render such services;

     NOW THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:
1. APPOINTMENT OF ADVISER. The Fund hereby appoints the Adviser to act as investment adviser to the Fund's GNMA Portfolio, Long-Term Corporate Portfolio, High Yield Corporate Portfolio and such other Portfolios as may hereafter be offered by the Fund and assigned to the Adviser, for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES OF ADVISER. The Fund employs the Adviser to manage the investment and reinvestment of the assets of the Fund's GNMA Portfolio, Long-Term Corporate and High Yield Corporate Portfolios, to continuously review, supervise and administer the investment program of each of these Portfolios, to determine in its discretion the securities to be purchased or sold and the portion of each such Portfolio's assets to be held uninvested, to provide the Fund with records concerning the Adviser's activities which the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Directors concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Fund, and in compliance with the objectives, policies and limitations for each Portfolio set forth in the Fund's prospectus and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

3. PORTFOLIO TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the GNMA Portfolio, Long-Term Corporate and High Yield Corporate Portfolios of the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the Board of Directors of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with

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     respect  to the  Portfolio,  the Fund and the other  Funds in the same Fund
     Group. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Directors of the Fund such information relating to portfolio transactions as they may reasonably request.

4. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in this Agreement, the GNMA Portfolio, Long-Term Corporate and High Yield Corporate Portfolios shall pay to the Adviser at the end of each of the Fund's fiscal quarters, an aggregate fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the total average month-end net assets of said three Portfolios for the quarter:

GNMA PORTFOLIO
     0.020% on the first $3 billion of net assets of the Portfolio; 0.010% on the next $3 billion of net assets of the Portfolio; 0.008% on the net assets of the Portfolio over $6 billion.

LONG-TERM CORPORATE PORTFOLIO
     0.040% on the first $1 billion of net assets of the Portfolio; 0.030% on the next $1 billion of net assets of the Portfolio; 0.020% on the next $1 billion of net assets of the Portfolio; 0.0 15% on the net assets of the Portfolio over $3 billion.

HIGH YIELD CORPORATE PORTFOLIO
     0.060% on the first $1 billion of net assets of the Portfolio; 0.040% on the next $1 billion of net assets of the Portfolio; 0.030% on the next $~ billion of net assets of the Portfolio; 0.025% on the net assets of the Portfolio over $3 billion.

     The fee, as determined above, shall be allocated to each Portfolio based on the relative net assets of each. In the event of termination of this Agreement, the fee provided in this paragraph shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

5. OTHER SERVICES. At the request of the Fund, the Adviser in its discretion may make available to the Fund (or to The Vanguard Group, Inc. its Service Company) office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Fund at the Adviser's cost.

6. REPORTS. The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information, including changes in Partners of the Adviser, with regard to their affairs as each may reasonably request.

7. STATUS OF ADVISER. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

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8    LIABILITY OF ADVISER.  No provision  of this  Agreement  shall be deemed to protect the Adviser  against any liability to the Fund or its  shareholders
     to  which  it  might   otherwise  be  subject  by  reason  of  any  willful
     misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

9. PERMISSIBLE INTERESTS. Subject to and in accordance with the charters of the Fund and the Adviser, respectively, directors, agents and shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, officers or partners, or otherwise; directors, officers, agents and partners of the Adviser are or may be interested in the Fund as directors, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a shareholder or otherwise; and that the effect of any such interrelationships shall be governed by said charters and provisions of the Investment Company Act of 1940.

10. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall continue as to each Portfolio until April 30 1998, and thereafter, for periods of one year so long as such continuance is specifically approved at least annually by vote of the Fund's Board of Directors, including the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance shall be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     This Agreement may be terminated by any Portfolio at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio on 60 days' written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 90 day's written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 10, the terms "assignment", "interested persons", a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(l9) and
     Section 2(a)(42) of the Investment Company Act of 1940.

11. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12. PROXY POLICY. With regard to the solicitation of shareholder votes, the Fund shall vote the shares of all Portfolio securities held by the Fund.

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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed as of this 1st day of May, 1996.

ATTEST                                                VANGUARD FIXED INCOME
                                                       SECURITIES FUND, INC.

By _______________________                            By _______________________
RAYMOND J KLAPINSKY                                   JOHN J. BRENNAN
SECRETARY                                  PRESIDENT ARD CHIEF EXECUTIVE OFFICER




ATTEST:                                                WELLINGTON MANAGEMENT
                                                              COMPANY
By _______________________                            By _______________________

                                                         Duncan M. McFarlane
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